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                                                              EXHIBIT 12(a)

                BANKERS TRUST CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)

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
                                                                  Nine Months
                                                                      Ended
                                  Year Ended December 31,           Sept. 30,
                            1993     1994     1995    1996    1997    1998
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes              $1,698   $  987   $  469  $1,131  $1,239   $ (171)
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)        3,168    3,911    5,138   5,483   5,959     5,498
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates        30       45       28      30   (117)         6
 4. Earnings including
     interest on deposits  4,836    4,853    5,579   6,584   7,315     5,321
 5. Less: Interest on
           deposits        1,013      965    1,360   1,355   2,076     1,743
 6. Earnings excluding
     interest on deposits $3,823   $3,888   $4,219  $5,229  $5,239    $3,578

Fixed Charges:
 7. Interest Expense      $3,137   $3,880   $5,105  $5,451  $5,926    $5,471
 8. Estimated interest
     component of net
     rental expense           31       31       33      32      33        27
 9. Amortization of debt
     issuance expense          -        -        -       -       -         -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest  3,168    3,911    5,138   5,483   5,959     5,498
11. Add: Capitalized
          interest             -        -        -       -       -         -
12. Total fixed charges    3,168    3,911    5,138   5,483   5,959     5,498
13. Less: Interest on
           deposits
           (Line 5)        1,013      965    1,360   1,355   2,076     1,743
14. Fixed charges
     excluding interest
     on deposits          $2,155   $2,946   $3,778  $4,128  $3,883    $3,755

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)         1.53     1.24     1.09    1.20    1.23       .97

  Excluding interest on
   deposits
   (Line 6/Line 14)         1.77     1.32     1.12    1.27    1.35       .95

For the nine months ended September 30, 1998, earnings, as defined, did not cover fixed charges, including and excluding interest on deposits, by $177 million, as a result of a net loss recorded during the period.
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